Exhibit 99.3

For immediate release

Young Broadcasting Amends Tender Offer and Consent Solicitation For 8-1/2% Senior
Notes due 2008 and Extends Consent Payment Deadline and Expiration Time

New York, NY, April 26, 2005 — YOUNG BROADCASTING INC. (“YBI”) (NASDAQ: YBTVA) announced today that, in connection with its previously announced tender offer (the “Tender Offer”) and consent solicitation (the “Consent Solicitation”) for all of its $246,890,000 outstanding principal amount of 8-1/2% Senior Notes due 2008 (the “Notes”), it has amended the Total Consideration (as defined in the Statement described below) to be paid for Notes accepted for purchase in the Tender Offer and has extended the Consent Payment Deadline and the Expiration Time (each as defined in the Statement described below).

As described in the Offer to Purchase and Consent Solicitation Statement dated April 11, 2005 (the “Statement”), the Total Consideration is determined by reference to a fixed spread above the yield to maturity of the 1.875% U.S. Treasury Note due November 30, 2005.  On April 22, 2005, which was the original Price Determination Date (as defined in the Statement), YBI announced the Total Consideration to be paid for those Notes validly tendered and not validly withdrawn prior to the Consent Payment Deadline. YBI is now amending the fixed spread used to determine the Total Consideration from 75 basis points to 50 basis points.  The amended Total Consideration will be determined as of 2:00 p.m., New York City time, on April 28, 2005, which is the new Price Determination Date.

In addition, YBI has extended the Consent Payment Deadline relating to the Consent Solicitation.  The Consent Payment Deadline, which was scheduled to expire at 5:00 p.m., New York City time, on April 25, 2005, has been extended to 5:00 p.m., New York City time, on April 29, 2005, unless further extended or earlier terminated.  Holders who validly tender their Notes by the Consent Payment Deadline will be entitled to a consent payment of $30 per $1,000 principal amount of Notes as part of the Total Consideration paid for Notes that are accepted for purchase and not validly withdrawn.  Holders of Notes that have previously delivered consents are not required to redeliver such consents or take any other action in response to the extension of the Consent Payment Deadline.  As of 5:00 p.m., New York City time, on April 25, 2005, YBI had received valid tenders of Notes from holders of approximately 39.92% or $98,549,000 aggregate principal amount of Notes outstanding.

YBI has also extended the Expiration Time for the Tender Offer.  The Tender Offer, which had originally been scheduled to expire at 5:00 p.m., New York City time, on May 9, 2005, will now expire at 5:00 p.m., New York City time, on May 13, 2005, unless further extended or earlier terminated.

All other terms relating to the determination of the Total Consideration and the Tender Offer Consideration (each as defined in the Statement), and the other terms of the Tender Offer and the Consent Solicitation, will remain as described in the Statement.  This announcement amends and supplements the Statement solely as described in this press release. The terms of the Tender Offer and the Consent Solicitation are more fully described in the Statement and related Letter of Transmittal and Consent.

This announcement is neither an offer to purchase, nor a solicitation of an offer to purchase, nor a solicitation of tenders or consents with respect to, any Notes. The Tender Offer and the Consent Solicitation are being made solely pursuant to the Statement and the related Letter of Transmittal and Consent.

YBI has retained Wachovia Securities, Lehman Brothers and Merrill Lynch to serve as the dealer managers and solicitation agents for the Tender Offer and the Consent Solicitation. Questions regarding the Tender Offer and the Consent Solicitation may be directed to Wachovia Securities at (704) 715-8341 or (866) 309-6316, to Lehman Brothers at (212) 528-7581 or (800) 438-3242 or to Merrill Lynch at (212) 449-4914 or (888) ML4-TNDR.  Requests for documents in connection with the Tender Offer and the Consent Solicitation may be directed to Global Bondholder Services Corporation, the information agent, at (212) 430-3774 or (866) 470-3900.

YBI owns ten television stations and the national television sales representation firm, Adam Young Inc. Five stations are affiliated with the ABC Television Network (WKRN-TV - Nashville, TN, WTEN-TV - Albany, NY, WRIC-TV - Richmond, VA, WATE-TV - Knoxville, TN and WBAY-TV - Green Bay, WI), three are affiliated with the CBS Television Network (WLNS-TV - Lansing, MI, KLFY-TV - Lafayette, LA and KELO-TV - Sioux Falls, SD) and one is affiliated with the NBC Television Network (KWQC-TV - Davenport, IA). KRON-TV - San Francisco, CA is the largest independent station in the U.S. and the only independent VHF station in its market.

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are advised that such forward-looking statements are subject to risks and uncertainties that could significantly affect actual results from those expressed in any such statements. Readers are directed to Young Broadcasting’s Annual Report on Form 10-K for the year ended December 31, 2004, as well as its other filings from time to time with the Securities and Exchange Commission, for a discussion of such risks and uncertainties. Such risks and uncertainties include, among other things, the impact of changes in national and regional economies, the ability to successfully integrate acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, volatility in programming costs and geopolitical factors.

Contact:  Vincent Young, CEO, James Morgan, CFO, 212-754-7070